For the fiscal year ended (a) 10/31/96
File number (c) 811-4930

                         SUB-ITEM 77 D

                            EXHIBITS

          Policies with respect to security investment

     On August 28, 1996 the Board of Directors approved an investment policy
     change for that   the High Yield Series to permit the Series to have a
     weighted average maturity of 15 to 30 years.